Exhibit 10.56

Prepared by and return to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3300
Chicago, IL 60606

Attn: Real Estate Department

AMENDED AND RESTATED JOINT USE AND OPERATING AGREEMENT

by

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company and successor by merger to Florida East Coast Railway Company, as Grantor;

ALL ABOARD FLORIDA-OPERATIONS LLC, a Delaware limited liability company,

as AAF;

and

FDG FLAGLER STATION II LLC, a Delaware limited liability company and formerly known as FDG ROW Holdings LLC, as Grantee.

DATED: June 13, 2014

AMENDED AND RESTATED JOINT USE AND OPERATING AGREEMENT

This Amended and Restated Joint Use and Operating Agreement (as may be further amended, restated, replaced, supplemented or otherwise modified, this “Agreement”) is made this ___ day of June, 2014, between FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company, with principal offices at 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256 (including its successors and assigns “Grantor”), ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company, whose address is 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256 (including its successors and assigns “AAF”) and FDG FLAGLER STATION II LLC, a Delaware limited liability company (f/k/a FDG Row Holdings LLC), whose address is 2855 Lejeune Road, 4th Floor, Coral Gables, Florida 33134 (including its successors and assigns “Grantee”). This Agreement amends, restates and replaces in its entirety that certain Joint Use and Operating Agreement, dated December 20, 2007 by and among Grantor and Grantee.

WITNESSETH:

WHEREAS, Grantor granted to Grantee, by that certain First Amended and Restated Grant of Easements, dated as of June 13, 2014, which amended and restated that certain Grant of Easements, dated as December 20, 2007 and that certain Corrective Grant of Easements, dated as of December 9, 2009, certain permanent, perpetual and exclusive easements, rights and privileges as more particularly set forth therein (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Non-Rail Use Easement Agreement” and together with this Agreement and that certain Conduit Bill of Sale, dated as December 20, 2007, by and between Grantor and Grantee, as amended by that certain First Amendment to Bill of Sale and Non-Exclusive Use Agreement dated December 9, 2009 between Grantor and Grantee collectively, the “Transaction Documents”);

WHEREAS, Grantor and AAF are parties to (i) that certain Amended and Restated Grant of Passenger Services Easement dated February 28, 2014 for a rail corridor extending from Miami, Florida to Cocoa, Florida (the “Miami to Cocoa Passenger Easement”) and (ii) that certain Amended and Restated Grant of Passenger Services Easement dated February 28, 2014 for a rail corridor extending from Cocoa, Florida to Jacksonville, Florida (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Cocoa to Jacksonville Passenger Easement”) which along with the Miami to Cocoa Passenger Easement collectively amended, restated and replaced in its entirety that certain Grant of Passenger Services Easement, dated December 20, 2007 (the “Original Easement”) covering the entire rail corridor from Miami, Florida to Jacksonville, Florida. Grantor and Grantee are further bifurcating the Miami to Cocoa Passenger Easement by entering into (a) that certain Second Amended and Restated Grant of Passenger Service Easement (Miami to West Palm Beach) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Miami to West Palm Beach Passenger Easement”) and (b) that certain Second Amended and Restated Grant of Passenger Service Easement (West Palm Beach to Cocoa) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “West Palm Beach to Cocoa Passenger Easement”) which along with the Miami to West Palm Beach Passenger Easement amends, restates and replaces in its entirety the Miami to Cocoa Passenger Easement and serves to further bifurcate the rail corridor into a Miami to West Palm Beach segment and a West Palm Beach to Cocoa segment. The Miami to West Palm Beach Passenger Easement, the West Palm Beach to Cocoa Passenger Easement and the Cocoa to Jacksonville Passenger Easement, as each may be further amended, restated, replaced, supplemented or otherwise modified are collectively referred to herein as the “Passenger Easements”;

WHEREAS, in connection with the Passenger Easements, Grantor and AAF entered into that that certain Amended and Restated Joint Use Agreement (Shared Infrastructure) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Shared Infrastructure Agreement”), dated as of June 13, 2014 which amends and restates that certain Joint Use Agreement (Shared Infrastructure), dated as of February 28, 2014, shall govern the exercise of the rights and performance of the obligations of Grantor and AAF with respect to their use of the Burdened Property in the Florida Counties (as defined therein) for Freight Railroad Service and Passenger Railroad Service, respectively, to the extent that such Freight Railroad Service and Passenger Railroad Service are provided on, along, over, under and across the Shared Infrastructure (as defined in the Shared Infrastructure Agreement);

WHEREAS, Grantor, AAF and Grantee desire to set forth the terms and conditions pursuant to which, among other things, (i) the parties shall exercise their respective rights and perform their respective obligations under the Non-Rail Use Easement Agreement and the Passenger Easements and (ii) Grantor, AAF and Grantee shall jointly use and maintain the Burdened Property;

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             DEFINED TERMS.

1.1           Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Non-Rail Use Easement Agreement.

1.2           For the purpose of this Agreement, “person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited or unlimited liability company, individual or family trusts, or government, or any agency or political subdivision thereof.

2.             USE BY NON-RAIL PARTIES

2.1           Grantee shall have all of the rights with respect to the Burdened Property as set forth in the Non-Rail Use Easement Agreement (and may enter into agreements, and further grant to Third Party Users (as defined in the Non-Rail Use Easement Agreement) such use and occupancy rights with respect to the Burdened Property for any and all purposes other than Freight Railroad Purposes and Passenger Railroad Purposes (the “Non-Rail Purposes”), subject to the terms and conditions of this Agreement. Grantee shall comply with, and shall cause all Third Party Users to comply with, the terms and conditions of the Non-Rail Use Easement Agreement and this Agreement.

2.2           In addition to the foregoing, Grantee shall comply with the following:

(a)        Grantee’s and each Third Party User’s (each a “Non-Rail Party” and collectively, the “Non-Rail Parties”) use or proposed use of the Burdened Property (i) shall not unreasonably interfere with or endanger the track or other installations and improvements of Grantor or AAF constructed or installed in, through, across, over, under and upon the Burdened Property, and (ii) shall not unreasonably interfere with Grantor’s operations on the Burdened Property for Freight Railroad Purposes and AAF’s operations on the Burdened Property for Passenger Railroad Purposes, including; and

(b)        Each Non-Rail Party shall maintain all structures, improvements and other installations owned or used by such Non-Rail Party and located on the Burdened Property with respect to the Non-Rail Purposes in a safe condition and otherwise in a manner to cause Grantee to remain in compliance with the Transaction Documents.

2.3           Grantee shall have no consent rights as to the general operations of (i) Grantor for Freight Railroad Purposes across, over and upon the Burdened Property or (ii) AAF for Passenger Railroad Purposes across, over and upon the Burdened Property and Grantor and AAF shall have no consent rights as to the general operations of Grantee for the Non-Rail Purposes across, over and upon the Burdened Property, except as provided in the Non-Rail Use Easement Agreement and herein.

2.4           Notwithstanding anything to the contrary contained herein, Grantee shall not grant any rights to any Third Party Users to use the Burdened Property for the any of the uses covered by the types of agreements described on Schedule 1 attached hereto.

3.             AGREEMENTS WITH THIRD PARTY USERS

3.1           Third Party Agreements. Subject to Grantor’s and AAF’s prior review and approval rights set forth in Section 3.4 below, Grantee shall provide an executed copy of each agreement with any Third Party User for use of the Burdened Property for Non-Rail Purposes (each, a “Third Party Use Agreement”) within the earlier of (i) thirty (30) days after such execution and (ii) five (5) days prior to the date that such Third Party User shall have the right to commence its use and/or occupancy of the Burdened Property. Grantee shall not grant any right or interest in the Burdened Property to any Third Party User that cannot be terminated or relocated upon notice by Grantee to the applicable Third Party User in the event that such agreement or interest (or the Third Party User’s use and/or occupancy of the Burdened Property in connection therewith) is in violation of, or would conflict with, the Transaction Documents.

3.2           Construction: Review and Standards.

(a)          Surface Work. With respect to any proposed construction, installation, material maintenance or repair, removal or improvement of the Burdened Property for Non-Rail Purposes by any Non-Rail Party resulting in any improvement to the surface of the Burdened Property (“Surface Improvements”) including, without limitation, pursuant to any Third Party Use Agreement or otherwise, Grantee shall deliver to Grantor and AAF a notice of the proposal for the Surface Improvements which shall, at a minimum, identify the nature of the proposed facilities and their proposed location on the Burdened Property in relation to Grantor’s freight rail and related facilities and AAF’s passenger rail and related facilities, together with plans and/or drawings including the design and construction specifications (the “Third Party Work Plans”). Grantor and AAF each shall notify Grantee and each other not more than thirty (30) days after receipt of such proposal whether or not such proposal would or could reasonably be expected to, in Grantor’s or AAF’s reasonable judgment, as applicable, (i) unreasonably interfere with or endanger the track or other installations and improvements of Grantor or AAF constructed or installed in, through, across, over, under and upon the Burdened Property and/or (ii) unreasonably interfere with Grantor’s current or future use of the Burdened Property for Freight Railroad Purposes or AAF’s current or future use of the Burdened

Property for Passenger Railroad Purposes, and/or of any objections or safety concerns that Grantor or AAF may have with respect to the Third Party Work Plans. If Grantor or AAF has not notified Grantee of any violation with respect to (i) and/or (ii) above within such thirty (30) day period, Grantee shall take any objections and concerns with respect to the Third Party Work Plans into consideration when finalizing the Third Party Work Plans, provided that such work plans shall at all times be in compliance with all applicable laws and the terms and conditions of this Agreement (including Section 3.3 hereof) and the other Transaction Documents. Notwithstanding anything to the contrary contained herein, if either Grantor or AAF provides a written notice to Grantee requesting additional time to review any proposal for Third Party Work, then Grantor or AAF, as applicable, shall have an additional thirty (30) days to review and respond to such proposal. Failure of Grantor or AAF to provide to Grantee a timely response (and, with respect to any rejection of such proposal, the reasoning in sufficient detail for such response) within such thirty (30) day or sixty (60) day period, as applicable, shall be deemed to be an approval by Grantor or AAF, as applicable, of such proposal. No substantial departure shall be made at any time from any Third Party Work Plans that have been submitted to Grantor or AAF (other than those proposed jointly by Grantor and AAF) except upon prior notification to Grantor and AAF; provided, however, that if any commission or other regulatory body duly constituted and appointed in compliance with the laws of the State of Florida and having jurisdiction over the Burdened Property, has by ruling or other general order determined and fixed the manner and means of construction, maintenance, repair, renewal, or removal thereof, then said ruling or general order shall prevail.

(b)          Non-Surface Work. With respect to any proposed construction, installation, maintenance or repair, removal or improvement of the Burdened Property for Non-Rail Purposes by any Non-Rail Party relating to or resulting in improvements other than Surface Improvements, including, without limitation, pursuant to any Third Party Use Agreement or otherwise, such work shall be performed substantially in accordance with the plans and/or drawings (the “Third Party Work Plans”) submitted by Grantee to Grantor and AAF not less than thirty (30) days prior to the proposed commencement date of such work. Grantor and AAF shall have the right to jointly direct, not less than ten (10) days prior to the proposed commencement date of such work, relocation of the proposed improvement so long as such improvement, as relocated, achieves the same purpose as that proposed by Grantee or Third Party User, as applicable. In addition, Grantor and AAF each shall notify Grantee and each other, not less than ten (10) days prior to the proposed commencement date of such work, of (a) any objections of Grantor or AAF that such Third Party Work Plans (i) unreasonably interfere with or endanger the track or other installations and improvements of Grantor or AAF constructed or installed in, through, across, over, under and upon the Burdened Property and/or (ii) unreasonably interfere with Grantor’s current or future use of the Burdened Property for Freight Railroad Purposes or AAF’s current or future use of the Burdened Property for Passenger Railroad Purposes, and/or (b) any safety concerns that Grantor or AAF may have with respect to the Third Party Work Plans, which Grantee and such Third Party User shall take into consideration when finalizing the Third Party Work Plans, provided that such work plans shall at all times be in compliance with all applicable laws and the terms and conditions of this Agreement and the other Transaction Documents. Notwithstanding anything to the contrary contained herein, if Grantor or AAF provides a written notice to Grantee requesting additional time to review any proposal for Third Party Work, then Grantor or AAF, as applicable, shall have an additional thirty (30) days to review and respond to such proposal. No substantial departure shall be made at any time from any

Third Party work Plans that have been submitted to Grantor or AAF (other than those proposed by Grantor and AAF) except upon prior notification to Grantor and AAF; provided, however, that if any commission or other regulatory body duly constituted and appointed in compliance with the laws of the State of Florida and having jurisdiction over the Burdened Property, has by ruling or other general order determined and fixed the manner and means of construction, maintenance, repair, renewal, or removal thereof, then said ruling or general order shall prevail.

3.3           Additional Standards. In addition to the foregoing, Grantee shall comply with the following minimum standards:

(a)        all work shall be performed in a good and workmanlike manner and in accordance with all applicable laws at the Non-Rail Party’s sole cost and expense;

(b)        within thirty (30) days after completion of construction or installation, Grantee shall submit to Grantor and AAF a complete and detailed set of any available final “as-built” plans and profile drawings and further, shall certify in writing that the installation or construction has been completed in substantial conformance to the Third Party Work Plans provided to Grantor and AAF;

(c)        in addition to the other terms of this Agreement, any subgrade or above grade crossings on the Burdened Property shall be subject to the terms and conditions of (i) the “GENERAL SPECIFICATIONS FOR SUBGRADE AND ABOVE GRADE CROSSlNGS OF THE RAILWAY’S RIGHT OF WAY” issued by the office of the Chief Engineer, Florida East Coast Railway Company and, if applicable, the office of the Chief Engineer, All Aboard Florida-Operations LLC and attached hereto as Schedule 3, as the same may be amended or modified in the ordinary course of business and (ii) the engineering specifications for the design and construction of infrastructure and facilities on Grantor’s or AAF’s property;

(d)        no Non-Rail Party shall perform or cause to be performed any work on the Burdened Property without having a railroad watchman or flagman present at all times work hereunder is being performed to the extent that a watchman and/or flagman is required to comply with any applicable laws, the then-existing documented safety policies of Grantor or if requested by Grantee or such Non-Rail Party responsible for the work; and

(e)        Grantee shall be responsible for all out-of-pocket costs and expenses (without mark-up by Grantor or AAF) of Grantor and AAF incurred in connection with the exercise by Grantee and any Third Party User of its rights under the Non-Rail Use Easement Agreement and for the cost and expense of any watchmen and/or flagmen as required hereunder or if requested by Grantee or AAF.

3.4          Form of Third Party Agreements. Any agreements with Third Party Users entered into by Grantee shall be on template forms mutually agreeable to Grantor, AAF and Grantee as the same may be revised by agreement of Grantor, AAF and Grantee from time to time.

3.5           Revisions to Form Agreements. To the extent that Grantee and any Third Party User negotiate revisions to the forms described in Section 3.4 above or enter into any other agreements with Third Party Users, then (i) Grantee shall provide a copy of any such agreement to Grantor and AAF to review at least ten (10) days prior to the execution of the same by Grantee and any Third Party User and (ii) Grantor and AAF shall have the right to approve the terms and conditions of any provisions in such agreement which would violate the then-existing documented safety policies, practices, procedures or engineering specifications of Grantor with respect to its use of the Burdened Property for Freight Railroad Purposes and AAF with respect to its use of the Burdened Property for Passenger Railroad Purposes, and as a result increase in any material respect the safety risks in connection therewith. Grantor shall have no approval or consent rights as to any agreements with any Third Party Users except as to safety issues as expressly provided herein. Grantor’s and AAF’s approval, as applicable and to the extent required under this Section 3.5 shall not in any case be unreasonably withheld, delayed or conditioned.

3.6          Notwithstanding anything to the contrary provided in this Agreement, Grantor and AAF shall have the right to require revisions to the forms described in Section 3.4 above or any other agreements that Grantee seeks to enter into with Third Party Users in accordance with Section 3.5 above to the extent that such revisions are necessary to comply with any laws or regulations then applicable to the Burdened Property or the use thereof for Freight Railroad Purposes or Passenger Railroad Purposes.

4.             NEW RAIL FACILITIES

4.1          In the event that Grantor shall construct, install and/or relocate any tracks, ties, ballast, signal and communications systems, improvements, structures or buildings on the Burdened Property after December 20, 2007 (collectively, “New Rail Facilities”) and, as a result of the construction, installation and/or relocation of the New Rail Facilities on the Burdened Property, Grantee is no longer entitled or permitted pursuant to the terms of the Non-Rail Use Easement Agreement and the terms hereof to exercise all or any portion of the rights granted by Grantor to Grantee hereunder (such rights, the “Income Rights”) in the same manner and to the same extent as Grantee was entitled to exercise such rights as of the date hereof (prior to the construction, installation and/or relocation of the New Rail Facilities on the Burdened Property), then prior to the commencement of any work by Grantor with respect to such New Rail Facilities, Grantor shall be obligated to compensate Grantee for the fair market value (the “FMV”) of the Income Rights that are so lost; provided, however that Grantee waives any right of payment pursuant to this section for the installation of the infrastructure described on Schedule 1.1 to the Shared Infrastructure Agreement on the date hereof and any stations, platforms or viaducts to be located in Miami, Florida, Ft. Lauderdale, Florida or West Palm Beach, Florida as initially constructed. If the parties are unable to agree upon the FMV for such Income Rights, the parties shall jointly appoint an appraiser (who shall be a person experienced in appraising similar income-producing type property) to determine the FMV of such Income Rights. If the parties cannot agree upon such an appraiser within ten (10) business days from the date of delivery of notice by Grantor of the applicable New Rail Facilities, then each party shall appoint an appraiser of its choice (who shall be a person experienced in appraising similar income-producing type property) within fifteen (15) business days of delivery of such notice by Grantor, and the two appraisers so appointed shall mutually agree upon and appoint a third appraiser within five (5) business days of their appointment. The FMV shall then be determined by the third appraiser so appointed within thirty (30) days of such appraiser’s appointment.

5.             WAIVER OF CLAIMS

5.1           Except as provided in Section 4.1, Grantor and AAF shall have no liability or responsibility for any loss of use or service or damage to the property of any Non-Rail Party with respect its use of the Burdened Property and Grantee waives and relinquishes any legal rights and monetary claims which it might have against Grantor and AAF for compensation or damages of any sort in connection therewith to the extent permitted by applicable law.

6.             INDEMNIFICATION AND INSURANCE

6.1          Indemnity by Grantee. Grantee hereby agrees to indemnify and save Grantor and AAF harmless from and against any and all suits, claims, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees) relating to accidents, injuries, loss or damage of or to any person (including employees, agents or representatives of the parties hereto), or property arising from or in any manner relating to the use in any manner by any Non-Rail Parties of the Burdened Property.

6.2          Indemnity by Grantor. Grantor hereby agrees to indemnify and save Grantee harmless from and against any and all suits, claims, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees) relating to accidents, injuries, loss or damage of or to any person (including employees, agents or representatives of the parties hereto), or property arising from or in any manner relating to the willful misconduct of Grantor or its employees, agents and/or representatives in connection with its use of the Burdened Property.

6.3         Indemnity by AAF. AAF hereby agrees to indemnify and save Grantee harmless from and against any and all suits, claims, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees) relating to accidents, injuries, loss or damage of or to any person (including employees, agents or representatives of the parties hereto), or property arising from or in any manner relating to the willful misconduct of AAF or its employees, agents and/or representatives in connection with its use of the Burdened Property.

6.4           Insurance by Grantee.

(a)           Grantee, at its sole cost and expense, shall procure on or prior to the date hereof and shall at all times maintain in force and effect liability insurance covering Grantor and AAF as named insureds. The said liability insurance shall have a limit of not less than Twenty-Five Million Dollars ($25,000,000) combined single limit for personal injury and property damage per occurrence, with deductible or self-assumed amounts in reasonable customary amounts. The said liability coverage within its terms and conditions shall extend coverage to Grantor and AAF for third party personal injury and property damage and shall contain a waiver of exclusion for punitive damages. The said liability coverage shall provide employer’s liability coverage to Grantor and AAF for liabilities incurred to employees under the Federal Employers Liability Act. All insurance provided for in this Section 6.3 shall be obtained under valid and enforceable policies, issued by insurers with a claims paying ability rated “A” or better or its equivalent by S&P.

(b)           Grantee shall furnish Grantor’s General Counsel, 10151 Deerwood Park Boulevard, Building 100, Suite 350, Jacksonville, FL 32256 and AAF’s General Counsel, 2855 Le Jeune Road, 4th Floor, Coral Gables, Florida 33134, a copy of the liability insurance policy required hereunder or a certificate evidencing the same. The policy shall be endorsed to provide for not less than thirty (30) days’ notice to each said General Counsel prior to termination of or change in the coverage.

(c)           The amount of insurance required of Grantee under this Section 6.3 shall be adjusted from time to time during the term of this Agreement to reflect the effects of inflation and such other matters as may be mutually agreed upon by the parties hereto. The parties hereto recognize that the amount of insurance required of Grantee herein reflects the risks attendant with Grantee’s use of the Burdened Property in accordance with the Non-Rail Easement Agreement and this Agreement and such amount shall be adjusted by mutual agreement of the parties during any period during the term of the Agreement that such rail service may be suspended or cancelled.

7.             TAXES

Any real or personal property taxes or assessments, or any proportionate increase in such taxes or assessments levied or imposed solely and directly as a result of any use of the Burdened Property by any Non-Rail Party pursuant to the terms of the Transaction Documents shall be the responsibility of Grantee (such taxes, “Grantee Taxes”), All taxes and/or assessments levied or imposed with respect to the Burdened Property, other than Grantee Taxes (collectively, such taxes, “Railway Taxes”), shall be the sole responsibility of Grantor and AAF with such amounts relating to the Freight Railroad Purposes the sole responsibility of Grantor and such amounts relating to the Passenger Railroad Purposes the sole responsibility of AAF. Grantor, AAF and Grantee shall cause all Railway Taxes and Grantee Taxes, as applicable, to be paid prior to the time when such Railway Taxes or Grantee Taxes, as applicable, become delinquent. Upon Grantor’s or AAF’s receipt of any bill for any Grantee Taxes from any applicable taxing authority, Grantor or AAF, as applicable, shall promptly provide a copy of such tax bill to Grantee, together with a reasonable explanation or calculation by Grantor or AAF of the Grantee Taxes (each, a “Tax Bill”). Grantee shall pay or cause to be paid to Grantor or AAF the applicable Grantee Taxes within thirty (30) days of receipt by Grantee of the Tax Bill therefor. If Grantor or AAF fail to timely forward any Tax Bill for Grantee Taxes such that Grantee does not receive such documentation at least thirty (30) days prior to the date when such Grantee Taxes become delinquent, then Grantor and AAF shall assume the liability for any penalties and interest associated with any late payment of such Grantee Taxes. If Grantor or AAF timely provides a copy of the Tax Bill for Grantee Taxes to Grantee and Grantee (or the applicable Third Party User) fails to pay to Grantor or AAF such Grantee Taxes prior to the date such Grantee Taxes become delinquent, then Grantee shall be responsible for all penalties and interest associated with the late payment of such Grantee Taxes to the extent that such penalties and interest were incurred as a result of Grantee’s failure to timely pay such Grantee Taxes. Notwithstanding anything to the contrary herein, in the event that Grantee fails to pay or cause to be paid to Grantor or AAF the Grantee Taxes on or before the date when such Grantee Taxes become delinquent, Grantor or AAF may pay any such Grantee Taxes directly to the applicable taxing authority and seek reimbursement for the same from Grantee, including any penalties and interest thereon to the extent provided herein. In such event, Grantee shall reimburse Grantor and/or AAF, as applicable, for the payment of such amount within ten (10) days of receipt of an invoice from Grantor or AAF, including, evidence of payment of Grantee Taxes by Grantor and/or AAF.

8.             COMPLIANCE WITH LAW

Each Non-Rail Party shall, at its sole cost and expense, comply with all federal, state and local laws applicable to its use of the Burdened Property pursuant to, and in accordance with, the Transaction Documents and shall be solely responsible for obtaining any and all federal, state and local licenses, permits or other consents from any governmental authority in connection therewith. Each of Grantor, AAF and Grantee, as applicable, shall indemnify and hold harmless the other party against all fines, penalties, expenses, damages and costs incurred by such other party as a result of any violation or failure by it to comply with any federal, state or local laws.

9.             UTILITY CHARGES

Grantee shall reimburse Grantor and/or AAF for utility services provided to the Burdened Property and used by Grantee and/or its Third Party Users of the Burdened Property, including water, electricity, gas, heat, sewers, drainage for which Grantor or AAF, as applicable, is billed by the utility service provider. To the extent that charges for such utility services relate to uses by Grantor, AAF and/or Grantee (or any Third Party User) or a combination thereof, Grantor, AAF and Grantee, as applicable, shall agree on equitable proration of the utility service charges.

10.           HAZARDOUS MATERIALS

10.1

(a)           Except as set forth in Section 10.2 and 10.3 hereof, Grantor shall be solely responsible for any costs, expenses or liabilities relating to or resulting from (i) any non-compliance with any Environmental Requirement by Grantor; (ii) the generation, storage or use of any Hazardous Material at the Burdened Property by Grantor; (iii) the treatment, disposal or unauthorized Release of any Hazardous Material at the Burdened Property in by Grantor; (iv) the installation of any above-ground or below-ground storage tanks or other containers containing Hazardous Materials at the Burdened Property by Grantor; (v) any other activity by Grantor which could create any unsafe or hazardous condition resulting from or related to Hazardous Materials at the Burdened Property; or (vi) the attachment of any environmental lien to the Burdened Property attributable to actions of Grantor. Grantor acknowledges that Hazardous Materials may permanently and materially impair the value and use of the Burdened Property and shall take and perform all commercially reasonable actions to use, and operate on, the Burdened Property for Freight Railroad Purposes in accordance with all applicable Environmental Laws (as defined below).

(b)           Except as set forth in Section 10.2 and 10.3 hereof, AAF shall be solely responsible for any costs, expenses or liabilities relating to or resulting from (i) any noncompliance with any Environmental Requirement (as defined below) by AAF; (ii) the generation, storage or use of any Hazardous Material (as defined below) at the Burdened Property by AAF; (iii) the treatment, disposal or unauthorized Release (as defined below) of any Hazardous Material at the Burdened Property in by AAF; (iv) the installation of any above-ground or below-ground storage tanks or other containers containing Hazardous Materials at the Burdened Property by AAF; (v) any other activity by AAF which could create any unsafe or hazardous condition resulting from or related to Hazardous Materials at the Burdened Property; or (vi) the attachment of any environmental lien to the Burdened Property attributable to actions of AAF. AAF acknowledges that Hazardous Materials may permanently and materially impair the value and use of the Burdened Property and shall take and perform all commercially reasonable actions to use, and operate on, the Burdened Property for Passenger Railroad Purposes in accordance with all applicable Environmental Laws.

10.2         Grantee will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials on, under, in, above, to, or from the

Burdened Property caused by or resulting from the use of the Burdened Property by a Non-Rail Party except that Hazardous Materials may be used as necessary in the ordinary course of business for customary maintenance, provided that the same are used, stored and disposed of in compliance with all Environmental Laws.

10.3         If any Non-Rail Party’s activities at the Burdened Property or use of the Burdened Property (a) gives rise to any claim or requires remediation under applicable laws (including, without limitation, any permits issued thereunder), (b) violates any Environmental Law, or (c) results in a Release or threat of Release of Hazardous Materials that (I) is not in compliance with Environmental Laws or permits issued thereunder, (H) results in an order or requirement by any governmental agency to investigate or remediate, (III) causes or threatens to cause a material reduction in the fair market value of such Burdened Property or a limitation on the uses to which such Burdened Property may be used, or (IV) should be investigated or remediated as a matter of prudent management of commercial assets, Grantee shall, at its sole cost and expense: (i) promptly provide notice thereof to Grantor and AAF and (ii) promptly investigate and remediate such violation, Release (or threat or Release), or circumstance (including taking all action in response to such situation required by Environmental Laws), provided that Grantee shall first obtain Grantor’s and AAF’s approval of any non-emergency remediation plan to be undertaken, which approval shall not be unreasonably withheld, conditioned or delayed.

The terms used in this Section 10 shall have the respective meanings as follows:

“At” or “at” when used with respect to the Burdened Property or any property adjacent to the Burdened Property, means “on, at, in, under, above or about.”

“Environmental Laws” means all federal, interstate, state, local and foreign laws and regulations relating to pollution or protection of human health, safety, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Requirement” means any Environmental Law, or any other applicable agreement or restriction (including any condition or requirement imposed by any third party or insurance or surety company), now or hereafter in effect, which relates to any matters addressed by any Environmental Law, Hazardous Material, or the prevention of any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material at the Burdened Property.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

“Release” means the presence of or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, drums, tanks, and other similar containers, containing any Hazardous Material) into the indoor or outdoor environment.

11.           INSPECTION AND ACCESS

Each of Grantor, AAF and Grantee shall have the right, at reasonable times and upon reasonable prior notice to the other parties to examine and inspect the condition of the Burdened Property and to evaluate the other parties’ compliance with the terms and conditions of this Agreement and the other Transaction Documents. Grantor and AAF shall have the right at all times to inspect the Burdened Property and the Non-Rail Uses without prior notice to Grantee in the event that Grantor or AAF has reasonable knowledge of any existing emergency related thereto and to take actions reasonable under the circumstances in the event of any imminent danger with respect to operations for Freight Railroad Purposes or Passenger Railroad Purposes, as applicable. Grantee hereby releases and holds Grantor and AAF harmless from any action taken by Grantor or AAF in compliance with the terms and conditions of this Section 11, but specifically excluding the gross negligence and/or willful misconduct of Grantor or AAF

12.           VEGETATION

Grantee agrees that no plants, shrubbery, trees or other vegetation (“Vegetation”) that would obstruct the view of motor vehicles or train crews using a crossing at grade, or interfere with the operation of trains for Freight Railroad Purposes or Passenger Railroad Purposes, will be placed on the Burdened Property by any Non-Rail Party in connection with its use of the Burdened Property pursuant to the Transaction Documents. Grantee agrees that no Vegetation having a height of more than two (2) feet will be placed within two hundred and fifty (250) feet of any at grade street crossing, and if such Vegetation planted by any Non-Rail Party exceeds two (2) feet in height, then Grantor or AAF may trim such Vegetation to a two (2) foot height at Grantee’s expense and all Vegetation placed by Grantee or a Third Party User shall be trimmed by Grantee so that no Vegetation is within a distance from the centerline of the nearest track of twenty-five (25) feet and no Vegetation of a height of more than two (2) feet is within a distance of two hundred and fifty (250) feet of any grade street crossing. Grantee shall have the right, at its sole cost and expense, to remove any Vegetation on the Burdened Property at any time and from time to time subject to Grantee’s compliance with any safety requirements for work on the Burdened Property as provided in this Agreement.

13.           WELLS

The placement of any wells by Grantee on the Burdened Property or any adjacent property is strictly prohibited, except as required by applicable law.

14.           LIENS

If any mechanics, tnaterialman, supplier or similar lien is filed against the Burdened Property, the party that caused or authorized the work relating to or resulting in such lien shall take all necessary action to promptly remove or bond over such lien at no cost to the other parties and shall indemnify, defend and hold harmless the other parties and their officers, directors, employees and agents from and against any claim, liability, costs (including reasonable attorneys’ fees), suits and cause of action, arising from or related to the lien and removal thereof.

15.           EMINENT DOMAIN

In the event that at any time the whole or any part of the Burdened Property shall be taken by any lawful power by such exercise of the right of eminent domain for any public or quasi-public purpose, then the following provisions shall be applicable.

15.1       Awards for Takings. Grantor shall be entitled to that portion of the award, if any, payable for the temporary, total or partial taking (each, a “Taking”) of the Burdened Property to the extent attributable to the railroad track and any other installations, structures and/or improvements used by Grantor for Freight Railroad Purposes, AAF shall be entitled to that portion of the award, if any, payable for the Taking of the Burden Property to the extent attributable to the railroad track, stations and platforms and any other installations, structures and/or improvements used by AAF for Passenger Railroad Purposes, as more fully described in the Shared Infrastructure Agreement, and Grantee shall be entitled to the remaining amount of the award or proceeds. Subject to the foregoing, nothing contained herein shall be construed to preclude Grantor, AAF or Grantee from prosecuting any claim directly against the condemning authority for loss of its business, or depreciation to, damage to, or cost of removal of, or for the value of any installations, structures, and/or improvements located on the Burdened Property. Any and all funds paid or payable to Grantor, AAF and/or Grantee in connection with such total or partial taking of the Burdened Property shall be allocated in accordance with the terms and conditions of this Section 15.1.

15.2       Notice. Each party hereto shall provide prompt notice to the other parties of any eminent domain proceeding, or threat thereof, involving the Burdened Property. Each party shall be entitled to participate in any such proceeding, at its own cost and expense, and to consult with the other parties, their attorneys, and experts. Grantee, AAF and Grantor shall make all reasonable efforts to cooperate with each other in the defense of such proceedings and to use commercially reasonable efforts to ensure their respective continued use of the Burdened Property in accordance with the Transaction Documents.

16.           PAYMENT OF BILLS AND RECORDS

16.1        Except as is otherwise expressly provided in this Agreement, all payments to be made by one party hereunder to another party under this Agreement shall be made by the party obligated to pay same within thirty (30) days after the date of the invoice or demand therefore and, with respect to payments required to be made to any third-party as required hereunder, prior to the date such amounts become delinquent. In the case of a bona fide dispute, those portions of the billings which are undisputed shall be paid in accordance with the time period set forth above, and shall be reconciled using diligent, good faith efforts by the parties hereto.

16.2        The books, records and accounts of each party hereto, insofar as they pertain to the Burdened Property and this Agreement, shall be open to inspection by the other, upon reasonable request during normal business hours, at the offices of the parties hereto.

16.3        In the event any party hereto fails to make, when due, any payment to another party under this Agreement, then the party not receiving such payment (in addition to any other rights such party may have under this Agreement or at law or in equity) may set off the amount due such non-receiving party against any payment that is owed by such non-receiving party to the other under this Agreement.

17.           DEFAULT AND REMEDIES

17.1        A party will not be in default under this Agreement and/or the other Transaction Documents unless such party shall have been served with a written notice specifying the breach of the terms and conditions of the applicable Transaction Document and shall fail to cure such breach within thirty (30) days after receipt of such notice, or shall fail to commence to cure the breach within such period of time if the breach cannot be cured within the said thirty (30) day period, and thereafter, to proceed diligently to complete the curing of the breach; provided, however, that, except as may be otherwise expressly provided in this Agreement or the other Transaction Documents, such party that has committed such breach shall forever protect, defend, indemnify and hold harmless the other parties hereto from and against any and all liability and out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising out of or in connection with such breach prior to and until such time as such breach has been cured.

17.2        The parties hereto expressly acknowledge that the nature and purpose of this Agreement and the other Transaction Documents is such that damages alone may not be an adequate remedy for any default or breach so occurring; that equitable relief, such as injunction, mandatory or otherwise, may be necessary in the event a party fails to cure a breach or default so occurring. In the event of any default or breach by any party hereto or by any Third Party User of any of the terms, restrictions, covenants and conditions provided herein or in the Transaction Documents, any of the parties, or their respective successors or assigns, as the case may be, shall have in addition to the right to collect damages, the right to enjoin such breach or threatened breach in a court of competent jurisdiction.

17.3         It is expressly agreed that no breach or default under this Agreement or any of the other Transaction Documents shall entitle any party hereto to cancel, rescind or otherwise terminate the Non-Rail Use Easement Agreement or the rights granted to pursuant to any other Transaction Document, but this limitation shall not affect, in any manner, any other rights or remedies which the parties may have hereunder or otherwise under any applicable law.

18.          ARBITRATION. Any dispute arising between the parties with respect to the interpretation, enforcement or breach of this Agreement shall be submitted for binding arbitration to an arbitrator mutually chosen by and agreeable to the parties hereof. If the parties are unable to agree upon a single arbitrator within thirty (30) days after written election by any of the parties to arbitrate any dispute hereunder (an “Arbitration Election”), then each party shall appoint an arbitrator of its choice (who shall be a person experienced in the types of property relating to this Agreement) within five (5) business days of the Arbitration Election (and if any party shall fail to appoint an arbitrator within such time, the other party’s or parties’, as applicable, selected arbitrator shall arbitrate such dispute), and if all parties choose an arbitrator, the two or three arbitrators, as applicable, so appointed shall mutually agree upon and appoint a third or fourth arbitrator, as applicable, within ten (10) business days from the date of the Arbitration Election. The dispute shall then be arbitrated and determined by the third or fourth arbitrator, as applicable, so appointed. The written decision of the arbitrator shall be final and conclusive upon the parties. Each party shall pay the compensation, costs, fees and expenses of its own witnesses, experts, and counsel. Each party shall pay the compensation, costs and expenses of the arbitrator it chooses or, to the extent that the parties mutually agree upon an arbitrator or a third or fourth arbitrator is appointed in accordance with the terms hereof, the compensation, costs and expenses of such arbitrator shall be borne by Grantor, AAF and Grantee, with each paying 50 percent or 33.3%, as applicable, of such compensation, costs and expenses. The arbitrator shall not have the power to award consequential or punitive damages or to determine violations of criminal or antitrust laws. Pending the written decision of the arbitrator, there shall be no interruption in the transaction of business under this Agreement, and all payments in respect thereto shall be made in the same manner as prior to the arising of the dispute until the matter in dispute shall have been fully determined by arbitration, and thereupon such payment or restitution shall be made as required by the written decision of the arbitrator.

19.           MISCELLANEOUS

19.1        Amendment. Neither this Agreement nor any of the other Transaction Documents may be amended or modified in any manner (including any extension of time for the performance of any obligations hereunder or under any of the other Transaction Documents or any other waiver, in whole or in part, of any breach, default or compliance with any of the other terms and conditions of this Agreement or the other Transaction Documents) except by an instrument in writing executed by the parties hereto or thereto, or their successors or assigns, as applicable.

19.2        Estoppels. Upon the written request of either party hereunder, Grantor, AAF or Grantee shall provide to the requesting party an executed estoppel certificate signed by Grantor, AAF or Grantee, as applicable, and stipulating (to the extent true and applicable) that to the knowledge of such party this Agreement and the other Transaction Documents are still in full force and effect, there are no defaults thereunder, and there are no claims (including any indemnification claims) pending thereunder. Such estoppel shall be provided within thirty (30) days after request is sent by Grantor, AAF or Grantee to the other party as provided in Section 19.3.

19.3        Notices. Any notices or communications hereunder shall be in writing and delivered personally, by first class mail, by national overnight courier or via facsimile (provided such notice also is promptly sent in accordance with one of the other foregoing methods), addressed to the parties at the addresses listed below, or to such other addresses as the party may from time to time designate in writing in accordance herewith. Notices shall be deemed received upon actual receipt of the notice by the primary party being sent the notice, or on the expiration of three (3) days after the date of mailing.

If to Grantor, to:	Florida East Coast Railway, L.L.C.
Attention: Vice President – Engineering
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256
Facsimile:________________

with a copy to:	Florida East Coast Railway, L.L.C.
Attention: General Counsel
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256
Facsimile:________________

If to AAF, to:	All Aboard Florida-Operations LLC
Attention: General Counsel

2855 Le Jeune Road, 4th Floor Coral Gables, Florida 33134
Facsimile:________________

If to Grantee, to:	FDG Flagler Station II LLC
Attention: General Counsel
2855 Le Jeune Road, 4th Floor
Coral Gables, Florida 33134
Facsimile:________________

Any party to the Iransaction Documents may provide changes to its address or addresses by furnishing notice of such change to the other parties to the applicable Transaction Documents in the same manner as provided above for all other notices.

19.4        Governing Law. It is the intention of the parties hereto that the laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

19.5        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

19.6        Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Grantee, AAF and Grantor acknowledge that the language used in this Agreement is language developed and chosen by all parties to express intent and no rule of strict construction shall be applied against any party hereto. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural, and vice versa, unless the context otherwise requires. Terms such as “herein”, “hereof”‘, “hereby”, “hereunder” and “hereinafter” refer to this Agreement as a whole and not to a particular sentence, paragraph or section where they appear, unless the context otherwise requires. Whenever reference is made to a Section of this Agreement, such reference is to the Section as a whole, including all of the subsections and subparagraphs of such Section, unless the reference is expressly made to a particular subsection or subparagraph of such Section.

19.7         Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

19.8        Entire Agreement. The Transaction Agreements supersede all previous oral and written agreements between and representations by or on behalf of the parties and constitutes the entire agreement of the parties with respect to the subject matter hereof.

19.9         Successors and Assigns.

(a)         This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

(b)        Except as otherwise provided in Section 19.9(c), (d) and (e), no party may assign this Agreement, in whole or in part, or any of its rights, interests or obligations hereunder, to any person, film, partnership, corporation or governmental entity without obtaining the prior written consent of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed.

(c)        Grantor may assign this Agreement, upon prior written notice to Grantee, without the prior consent of Grantee, (i) to any affiliate of Grantor or (ii) in connection with the sale or transfer of all or substantially all of Grantor’s shares, membership interests, rail assets or operations to a third party (so long as such sale or transfer includes the Burdened Property, if owned by FECR at the time of such sale or transfer) or operations to a third party.

(d)        The rights, interest and obligations of Grantee under this Joint Use Agreement shall automatically transfer without the prior written consent of any party hereto in connection with the assignment to any grantee (and its successors and assigns) under the Non-Rail Use Easement Agreement.

(e)        The rights, interest and obligations of AAF under this Joint Use Agreement shall automatically transfer without the prior written consent of any party hereto in connection with the assignment to any grantee (and its successors and assigns) under any Passenger Easement.

19.10      No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their respective successors and permitted assigns and not for the benefit of any other third person, and this Agreement shall not be deemed to confer any rights, express or implied, upon any person except such parties and their successors and permitted assigns. No obligation of a party under this Agreement is enforceable by, or is for the benefit of, any third parties. It is expressly understood and agreed that no modification or amendment, in whole or in part, of this Agreement shall require consent or approval on the part of any third party.

19.11      Waiver. Neither the failure to exercise nor any delay in exercising on the part of any party hereto any exception, reservation, right, privilege, license, remedy or power under this Agreement and/or the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any exception, reservation, right, privilege, license, remedy or power under this Agreement and/or the other Transaction Documents preclude any other or further exercise of the same or of any other exception, reservation, right, privilege, license, remedy or power, nor shall any waiver of any exception, reservation, right, privilege, license, remedy or power with respect to any occurrence by construed as a waiver of such exception, reservation, right, privilege, license, remedy or power with respect to any other occurrence.

19.12      Term. The term of this Agreement shall remain in place for so long as the Non-Rail Use Easement Agreement and the easement granted thereunder shall run with the land unless the parties hereto shall mutually agree to amend, modify, terminate and/or replace the same in accordance with the terms and conditions of Section 19.1 hereof.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company

By:	/s/ Robert B. Ledoux
Name:	Robert B. Ledoux
Title:	SVP

ALL ABOARD FLORIDA-OPERATIONS LLC, a Delaware limited liability company

By:	/s/ Kolleen O.P. Cobb
Name:	Kolleen O.P. Cobb
Title:	Vice President

FDG FLAGER STATION II LLC, a Delaware limited liability company

By:	/s/ Kolleen O.P. Cobb
Name:	Kolleen O.P. Cobb
Title:	Vice President

 Schedule 1

Restricted Uses

Trackage Agreements

Public or Private Grade Crossing Agreements

Grade Separation Agreements

Signal Maintenance Agreements
Synchronization Agreements
Trackage Rights Agreements
Storage Track Agreements
Side Track Agreements
Industry Track Agreements